Exhibit 99.1

IFF Reports Second Quarter 2012 Adjusted EPS Growth of 11% to $1.08 per Share

Local Currency Sales Increase 4%; Reported Sales Increase 1%

Adjusted Operating Profit Margins Expand 130 basis points to 18.3%

NEW YORK--(BUSINESS WIRE)--August 8, 2012--International Flavors & Fragrances Inc. (NYSE: IFF), a leading global creator of flavors and fragrances for consumer products, today reported financial results for the second quarter ended June 30, 2012.

Second Quarter 2012 Results

  Reported revenue for the quarter totaled $721.3 million, an increase of 1% from $715.6 million in the second quarter of 2011. Excluding the impact of foreign currency, local currency sales increased 4%. On a like-for-like basis, which excludes the exit of low-margin sales activities in Flavors, local currency sales increased 5%.
  Net income totaled $88.6 million or $1.08 per diluted share for the second quarter, compared with net income of $76.2 million or $0.93 in the second quarter of 2011.
  Excluding restructuring and other charges, which accounted for $0.04 per share in the second quarter of 2011, adjusted EPS increased 11% to $1.08, up from $0.97 in the second quarter of 2011.

Management Commentary

“We are pleased with our performance this quarter,” said Doug Tough, Chairman and Chief Executive Officer of IFF. “We delivered solid top-line growth and even stronger double-digit EPS growth, despite the challenges presented by the ongoing difficulties in Western Europe and volume declines in Fragrance Ingredients. Our performance against this backdrop underscores the strength and diversity of our portfolio and geographic reach, as well as our ability to drive manufacturing efficiencies and control operating costs. As expected, increases in raw material costs are beginning to moderate and price realization has improved, resulting in margin expansion and operating profit growth.”

“IFF’s growth this quarter was driven by our Flavors business, which achieved high single-digit local currency growth in every region and 8% growth overall, on top of 8% growth in the prior year, reflecting the balanced and consistent nature of this business. Our Fragrances Compounds business increased by 6% overall, led by strong growth in Latin America and Greater Asia, which offset continued softness in Ingredients.”

Mr. Tough concluded, “We continue to be cautiously optimistic in our outlook, given the lagging economic growth and uneven recovery cycle. Although we achieved solid momentum in both Flavors and Fragrance Compounds, we believe we will continue to face a weak economic environment in Western Europe and softness in Fragrance Ingredients. Longer term, we see significant growth opportunities for the business and believe we are well positioned to achieve our long-term goals.”

Second Quarter 2012 Operating Highlights

  Local currency sales in emerging markets, which account for 48% of total company sales, increased 9%.
  Gross profit, as a percentage of sales, was 41.8%, compared with 39.7% in the second quarter of 2011, driven by new business wins, pricing, and manufacturing efficiencies, which more than offset lower increases in raw material costs.
  Research, selling and administrative (RSA) expenses, as a percentage of sales, increased 80 bps to 23.5% compared with the second quarter of 2011. The RSA increase this quarter principally reflects higher incentive compensation accruals and increased expenses to support our ongoing growth initiatives.
  Operating profit increased 12% to $132.3 million, from $118.0 million in the second quarter of 2011. Adjusted Operating Profit increased 8% to $132.3 million, from $122.0 million in the second quarter of 2011 excluding restructuring and other charges of $4.0 million in the second quarter of 2011. The increased profitability was driven by pricing realization, volume and mix improvements, and manufacturing efficiencies that more than offset higher raw material costs and incentive compensation accruals.
  Interest expense declined $1.4 million year-over-year reflecting lower levels of outstanding debt, mainly due to long-term debt repayments in the second half of 2011.
  Other (income) and expense, net, improved $1.9 million in the second quarter of 2012 compared with the second quarter of 2011, due to favorable foreign exchange gains/losses on outstanding working capital balances.
  The effective tax rate increased 30 basis points to 27.7% in the second quarter from 27.4% in the second quarter of 2011. The marginal increase reflects increased provisions related to Spanish withholding taxes, and other provision adjustments on uncertain tax positions. The prior year rate included an R&D tax credit in the U.S. and a write-off related to deferred taxes caused by a change in U.S. state tax laws enacted during the quarter.
  Cash flow from operations increased by $133.2 million to $135.4 million in the first six months of 2012 compared with the first six months of 2011, reflecting the impact of lower year-over-year incentive compensation payments and lower tax payments made in 2012 compared to 2011, as well as improved core working capital.

Subsequent Events

  On July 24, 2012, the Company announced that its Board of Directors authorized a quarterly dividend of $0.34, an increase of $0.03 from the current quarter dividend of $0.31. The quarterly dividend will be distributed October 3, 2012 to shareholders of record at the close of business on September 19, 2012.

  On August 2, the Company announced that it had reached an overall agreement with the Spanish tax authorities regarding tax disputes for the years 2004 through 2010. The Company will pay Euro 86.0 million and take an after-tax charge to net income of $72.4 million, or $0.88 per share in the third quarter of 2012 as a result of the settlement. IFF also reached an agreement in principle regarding its tax position in Spain for 2012 and going forward.

Flavors Business Unit

  Reported revenue increased 5% to $361.4 million, compared with $345.4 million in the second quarter of 2011. Excluding the impact of foreign currency, local currency sales increased 8% on top of the 8% growth reported in the second quarter of 2011. This marks the 26th quarter of consecutive local currency sales growth for Flavors.
  On a like-for-like basis, which excludes the exit of low-margin sales activities, local currency sales increased 9% in the quarter, led by North America, which achieved like-for-like growth of 12%, and Greater Asia, which achieved like-for-like growth of 10%.
  The North America and EAME regions achieved local currency sales growth of 8% and 7% respectively, due in part to the Company’s focus on health and wellness initiatives, which increased sales.
  On a category basis, Beverage achieved double-digit local currency sales growth, with more than half of the growth coming from the North American region. Dairy, Sweet and Savory also achieved overall growth.
  Segment profit increased 14% to $80.6 million in the second quarter of 2012, up from $71.0 in the prior year quarter, driven by strong volume growth, price realization and favorable sales mix, that more than offset higher raw material costs and investments in R&D. Operating profit margin increased 170 basis points to 22.3% from 20.6%, reflecting improved operating leverage.

Fragrances Business Unit

  Reported revenue decreased 3% to $359.9 million, compared with $370.2 million in the second quarter of 2011. Excluding the impact of foreign currency, local currency sales were flat, with growth in Fine and Beauty Care and Functional Fragrance offset by volume declines in Fragrance Ingredients.
  Local currency sales growth in Fragrance Compounds, which includes Fine and Beauty Care and Functional, increased 6% in the second quarter. Fine and Beauty Care had local currency sales growth of 4%, driven by double-digit growth in Latin America and Greater Asia. Functional had local currency sales growth of 7%, due to strong growth in Latin America, EAME and Greater Asia.
  Segment profit increased 2% to $63.6 million in the second quarter, up from $62.3 in the prior year quarter. The improvement in segment profit is due to ongoing cost discipline, improved mix and pricing, combined with benefits from the strategic realignment plan announced in the first quarter of 2012.

Audio Webcast

A live webcast to discuss the Company's second quarter 2012 financial results, and second half and full year 2012 outlook will be held today, August 8, 2012, at 10:00 a.m. ET. Investors may access the webcast and accompanying slide presentation on the Company's website at www.iff.com under the Investor Relations section. For those unable to listen to the live broadcast, a recorded version of the webcast will be made available on the Company's website approximately one hour after the event and will remain available on IFF’s website for one year.

About IFF

International Flavors & Fragrances Inc. (NYSE: IFF) is a leading global creator of flavors and fragrances used in a wide variety of consumer products. Consumers experience these unique scents and tastes in fine fragrances and beauty care, detergents and household goods, as well as beverages, sweet goods and food products. The Company leverages its competitive advantages of consumer insight, research and development, creative expertise, and customer intimacy to provide customers with innovative and differentiated product offerings. A member of the S&P 500 Index, IFF has more than 5,600 employees working in 32 countries worldwide. For more information, please visit our website at www.iff.com.

Cautionary Statement Under The Private Securities Litigation Reform Act of 1995

This press release includes “forward-looking statements” under the Federal Private Securities Litigation Reform Act of 1995, including statements regarding the Company’s outlook for its performance and the growth opportunities for the business, the term and impact of the Western European economic slowdown and the sales reductions in Fragrance Ingredients on the Company’s performance and the Company’s belief that it is well positioned, in the longer-term, to reach its long-term goals. These forward-looking statements are qualified in their entirety by cautionary statements and risk factor disclosures contained in the Company’s Securities and Exchange Commission filings, including the Company’s Annual Report on Form 10-K filed with the Commission on February 28, 2012. The Company wishes to caution readers that certain important factors may have affected and could in the future affect the Company’s actual results and could cause the Company’s actual results for subsequent periods to differ materially from those expressed in any forward-looking statements made by or on behalf of the Company. With respect to the Company’s expectations regarding these statements, such factors include, but are not limited to: (1) the economic climate for the Company’s industry and demand for the Company’s products; (2) the ability of the Company to successfully implement its recent restructuring initiative and achieve the estimated savings; (3) fluctuations in the price, quality and availability of raw materials; (4) decline in consumer confidence and spending; (5) changes in consumer preferences; (6) the Company’s ability to predict the short and long-term effects of global economic conditions, especially in Western Europe; (7) movements in interest rates; (8) the Company’s ability to implement its business strategy, including the achievement of anticipated cost savings, profitability, realization of price increases and growth targets; (9) the Company’s ability to successfully develop new and competitive products and enter and expand its sales in new and other emerging markets; (10) the impact of currency fluctuations or devaluations in the Company’s principal foreign markets; (11) any adverse impact on the availability, effectiveness and cost of the Company’s hedging and risk management strategies; (12) uncertainties regarding the outcome of, or funding requirements, related to litigation or settlement of pending litigation, uncertain tax positions or other contingencies, including the final assessment for the Company’s Spanish subsidiaries’ 2011 tax return and appeal regarding the tax assessments for the 2002-2003 fiscal years; (13) the Company’s ability to execute an agreement with the Spanish tax authorities for the tax treatment of its Spanish operations in 2012 and future years on the terms and conditions contemplated; (14) the impact of possible pension funding obligations and increased pension expense, particularly as a result of changes in asset returns or discount rates, on the Company’s cash flow and results of operations; (15) the effect of legal and regulatory proceedings, as well as restrictions imposed on the Company, its operations or its representatives by U.S. and foreign governments; (16) adverse changes in federal, state, local and foreign tax legislation or adverse results of tax audits, assessments, or disputes; (17) any business disruptions due to political instability, armed hostilities, incidents of terrorism, natural disasters or the responses to or repercussion from any of these or similar events or conditions; and (18) adverse changes due to accounting rules or regulations. New risks emerge from time to time and it is not possible for management to predict all such risk factors or to assess the impact of such risks on the Company’s business. Accordingly, the Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

International Flavors & Fragrances Inc. Consolidated Income Statement (Amounts in thousands except per share data) (Unaudited)

	Three Months Ended			Six Months Ended
	June 30,			June 30,

	2012	2011	% Change	2012	2011	% Change

Net sales	$721,317	$715,589	1	$1,431,933	$1,429,860	0
Cost of goods sold	419,774	431,166	(3)	844,991	847,977	(0)
Gross margin	301,543	284,423	6	586,942	581,883	1
Research and development	56,400	56,229	0	113,809	113,685	0
Selling and administrative	112,835	106,224	6	218,249	212,843	3
Restructuring and other charges	-	3,985		1,668	4,013
Interest expense	10,613	12,009		21,423	23,689
Other (income) expense, net	(845)	1,055		(1,088)	7,111
Pretax income	122,540	104,921	17	232,881	220,542	6
Income taxes	33,944	28,733	18	63,230	60,311	5
Net income	$88,596	$76,188	16	$169,651	$160,231	6

Earnings per share - basic	$1.09	$0.94		$2.08	$1.98
Earnings per share - diluted	$1.08	$0.93		$2.06	$1.96

Average shares outstanding
Basic	81,095	80,451		80,938	80,250
Diluted	81,782	81,489		81,727	81,320

International Flavors & Fragrances Inc. Condensed Consolidated Balance Sheet (Amounts in thousands) (Unaudited)

	June 30,	December 31,
	2012	2011
Cash & cash equivalents	$104,637	$88,279
Receivables	516,598	472,346
Inventories	539,267	544,439
Other current assets	203,751	212,156
Total current assets	1,364,253	1,317,220

Property, plant and equipment, net	604,022	608,065
Goodwill and other intangibles, net	705,307	708,345
Other assets	351,725	331,951
Total assets	$3,025,307	$2,965,581

Bank borrowings and overdrafts, and
current portion of long-term debt	$87,478	$116,688
Other current liabilities	419,945	447,878
Total current liabilities	507,423	564,566

Long-term debt	777,404	778,248
Non-current liabilities	513,969	515,360

Shareholders' equity	1,226,511	1,107,407
Total liabilities and shareholders' equity	$3,025,307	$2,965,581

International Flavors & Fragrances Inc. Consolidated Statement of Cash Flows (Amounts in thousands) (Unaudited)

	Six Months Ended
	June 30,
	2012	2011
Cash flows from operating activities:

Net income	$169,651	$160,231
Adjustments to reconcile to net cash provided by operations:
Depreciation and amortization	37,094	37,356
Deferred income taxes	(13,786)	27,215
Gain on disposal of assets	(1,525)	(1,580)
Stock-based compensation	11,272	13,089
Pension settlement/curtailment	874	3,583
Changes in assets and liabilities
Current receivables	(58,035)	(73,172)
Inventories	(5,643)	(14,098)
Accounts payable	(36,253)	(39,728)
Accruals for incentive compensation	2,019	(51,057)
Other current payables and accrued expenses	41,562	(46,760)
Changes in other assets/liabilities	(11,864)	(12,934)
Net cash provided by operating activities	135,366	2,145

Cash flows from investing activities:

Additions to property, plant and equipment	(53,833)	(45,699)
Purchase of insurance contracts	(1,035)	(1,371)
Maturities of net investment hedge	1,960	976
Proceeds from disposal of assets	124	399
Net cash used in investing activities	(52,784)	(45,695)

Cash flows from financing activities:
Cash dividends paid to shareholders	(50,206)	(43,349)
Net change in revolving credit facility borrowings and overdrafts	(26,034)	59,083
Proceeds from issuance of stock under stock plans	5,400	13,155
Excess tax benefits on stock-based payments	6,513	5,075
Net cash (used in) provided by financing activities	(64,327)	33,964
Effect of exchange rates changes on cash and cash equivalents	(1,897)	1,685
Net change in cash and cash equivalents	16,358	(7,901)
Cash and cash equivalents at beginning of year	88,279	131,332
Cash and cash equivalents at end of period	$104,637	$123,431

International Flavors & Fragrances Inc. Business Unit Performance (Amounts in thousands) (Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2012	2011	2012	2011
Net Sales
Flavors	$361,371	$345,407	$711,258	$683,994
Fragrances	359,946	370,182	720,675	745,866
Consolidated	721,317	715,589	1,431,933	1,429,860

Segment Profit
Flavors	80,633	71,003	160,313	149,957
Fragrances	63,635	62,260	119,716	130,964
Global Expenses	(11,960)	(11,293)	(25,145)	(25,566)
Restructuring and other charges, net	-	(3,985)	(1,668)	(4,013)
Operating profit	132,308	117,985	253,216	251,342

Interest Expense	(10,613)	(12,009)	(21,423)	(23,689)
Other income (expense), net	845	(1,055)	1,088	(7,111)
Income before taxes	$122,540	$104,921	$232,881	$220,542

Operating Margin
Flavors	22.3%	20.6%	22.5%	21.9%
Fragrances	17.7%	16.8%	16.6%	17.6%
Consolidated	18.3%	16.5%	17.7%	17.6%

International Flavors & Fragrances Inc. Sales Performance by Region and Category (Unaudited)

		% Change in Sales- Second Quarter 2012 vs. Second Quarter 2011
		Fine & Beauty Care	Functional	Ingredients	Total Frag.	Flavors	Total

North America	Reported	-6%	1%	-13%	-5%	8%	2%

EAME	Reported	-12%	1%	-29%	-11%	-1%	-7%
	Local Currency	-4%	8%	-24%	-5%	7%	0%

Latin America	Reported	27%	11%	-14%	15%	3%	10%
	Local Currency	29%	11%	-13%	16%	6%	12%

Greater Asia	Reported	9%	5%	-20%	2%	7%	5%
	Local Currency	11%	6%	-19%	3%	9%	7%

Total	Reported	0%	4%	-21%	-3%	5%	1%
	Local Currency	4%	7%	-19%	0%	8%	4%

		% Change in Sales- Six Months 2012 vs. Six Months 2011
		Fine & Beauty Care	Functional	Ingredients	Total Frag.	Flavors	Total

North America	Reported	-2%	1%	-6%	-2%	5%	2%

EAME	Reported	-11%	2%	-23%	-9%	-1%	-6%
	Local Currency	-6%	7%	-20%	-5%	5%	-1%

Latin America	Reported	15%	8%	-12%	9%	3%	7%
	Local Currency	16%	8%	-12%	9%	5%	8%

Greater Asia	Reported	2%	-2%	-22%	-4%	7%	3%
	Local Currency	3%	-2%	-23%	-4%	9%	4%

Total	Reported	-2%	2%	-17%	-3%	4%	0%
	Local Currency	1%	4%	-15%	-1%	6%	2%

International Flavors & Fragrances Inc.
Reconciliation of Income
(Amounts in thousands)
(Unaudited)

The following information and schedules provide reconciliation information between reported GAAP amounts and certain adjusted amounts. This information and schedules is not intended as, and should not be viewed as, a substitute for reported GAAP amounts or financial statements of the Company prepared and presented in accordance with GAAP.

Second Quarter 2012:

In the second quarter of 2012 there were no items impacting comparability.

Second Quarter 2011:

	Second Quarter 2011
	Items Impacting Comparability

	Reported (GAAP)	Restructuring & Other Costs		Adjusted (Non-GAAP)

Net Sales	715,589	-
Cost of Goods Sold	431,166	-
Gross Profit	284,423	-
Research and Development	56,229	-
Selling and Administrative	106,224	-
RSA Expense	162,453	-
Restructuring and other charges, net	3,985	(3,985)	(a)	-
Operating Profit	117,985	3,985		121,970
Interest Income	12,009	-
Other (income) expense, net	1,055	-
Income before taxes	104,921	3,985		108,906
Taxes on Income	28,733	(998)		29,731
Net Income	76,188	2,987		79,175

Earnings per share - diluted	$0.93	$0.04		$0.97

(a) Related to restructuring program announced in Q3 2009

International Flavors & Fragrances Inc.
Reconciliation of Income
(Amounts in thousands)
(Unaudited)

The following information and schedules provide reconciliation information between reported GAAP amounts and certain adjusted amounts. This information and schedules is not intended as, and should not be viewed as, a substitute for reported GAAP amounts or financial statements of the Company prepared and presented in accordance with GAAP.

	Second Quarter Year-to-Date 2012
	Items Impacting Comparability

	Reported (GAAP)	Restructuring & Other Costs		Adjusted (Non-GAAP)

Net Sales	1,431,933	-
Cost of Goods Sold	844,991	-
Gross Profit	586,942	-
Research and Development	113,809	-
Selling and Administrative	218,249	-
RSA Expense	332,058	-
Restructuring and other charges, net	1,668	(1,668)	(a)	-
Operating Profit	253,216	1,668		254,884
Interest Income	21,423	-
Other (income) expense, net	(1,088)	-
Income before taxes	232,881	1,668		234,549
Taxes on Income	63,230	(621)		63,851
Net Income	169,651	1,047		170,698

Earnings per share - diluted	$2.06	$0.01	(b)	$2.08

(a) Related to restructuring program announced in Q1 2012
(b) The sum of these items may not tie due to rounding

	Second Quarter Year-to-Date 2011
	Items Impacting Comparability

	Reported (GAAP)	Restructuring & Other Costs		Adjusted (Non-GAAP)
Net Sales	1,429,860	-
Cost of Goods Sold	847,977	-
Gross Profit	581,883	-
Research and Development	113,685	-
Selling and Administrative	212,843	-
RSA Expense	326,528	-
Restructuring and other charges, net	4,013	(4,013)	(a)	-
Operating Profit	251,342	4,013		255,355
Interest Income	23,689	-
Other (income) expense, net	7,111	-
Income before taxes	220,542	4,013		224,555
Taxes on Income	60,311	(993)		61,304
Net Income	160,231	3,020		163,251

Earnings per share - diluted	$1.96	$0.04		$2.00

(a) Related to restructuring program announced in Q3 2009

CONTACT:
International Flavors & Fragrances Inc.
Investor Relations:
Shelley Young
Director, Investor Relations
212-708-7271